SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 6, 2010

Force Energy Corp.
(Exact name of registrant as specified in its charter)

NV	000-52494	98-0462664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street, Suite 400, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  720-470-1414

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On July 6, 2010, we entered into an option agreement (the “Option Agreement”) with Dalton Dupasquier, pursuant to which Mr. Dupasquier has granted to us the sole and exclusive right and option (the “Option”), exercisable in the manner described below, to acquire a 100% net undivided interest in the property known as the Zoro 1 mineral property (the “Zoro 1 Property”).

Under the terms of the Option Agreement, we may exercise the Option by making cash payments to Mr. Dupasquier under the following schedule:

Amount of Payment	Date Payment is Due
$62,000	July 6, 2010
$100,000	June 15, 2011
$200,000	June 15, 2012
$400,000	June 15, 2013

We have no rights to the Zoro 1 mineral claim unless and until we exercise the Option as provided in the Option Agreement.

The foregoing description of the Option Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Option Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

We acquired the Option to explore the potential for deposits of lithium on the Zoro 1 Property.  According to the United States Geological Survey (USGS), global end-use markets for lithium include ceramics and glass, batteries, lubricating greases, air treatment, continuous casting and primary aluminum production. Batteries, especially rechargeable batteries, are the market for lithium compounds with the largest growth potential as major automobile companies pursue the development of lithium batteries to power hybrid electric cars.

An NI 43-101 Technical Report (the “Technical Report”) was conducted on the Zoro 1 Property by Mark Fedikow, Ph.D., P.Eng., P.Geo., C.P.G, an independent mineral exploration consultant.  A copy of the Technical Report is attached hereto as Exhibit 99.1.  The objectives of the Technical report were to summarize the geology, review the historic ore reserves, and economic potential of the spodumene-bearing dykes delineated on the Zoro 1 Property and their surrounding geological environment.

According to the Technical Report, the Zoro 1 Property is 52 hectares in area and is located near the East Shore of Wekusko Lake in west-central Manitoba, Canada.

A historic reserve estimate for Li2O has been calculated on limited drilling on a single dyke on the Zoro 1 property. Drilling indicated reserves coupled with data from trenching have been calculated with a total undiluted tonnage given as 1,727,550 at 0.945% Li2O (lithium oxide).  However, the Technical Report indicates that this data was acquired prior to the implementation of NI 43-101 and as such cannot be relied upon for reserve calculation. At best, the reported grade and tonnage should be considered as a historic reserve estimate.

The Technical Report recommends a Phase 1 program of mucking out trenches, channel sampling and sampling of available muck piles and diamond drilling to “provide confirmation of the extent of the pegmatite at depth and along strike and provide the basis for information that will be used to expand diamond drilling and determine a modern day resource for the target.”

The Technical Report concludes by stating, “The Zoro 1 property hosts a near-surface deposit of lithium-bearing pegmatite mineralization that extends over significant distances in one main dyke exposed by multiple trenches and in several localities elsewhere on the property. The deposit has been classified as a rare metal spodumene pegmatite and is ‘open’ in the sense that it has not been adequately explored. In addition, potential exists for the presence of rare metals which have not been assessed by the historic assay program. The deposit is considered to have significant merit but requires additional work.”

We intend to explore for the potential of lithium on the Zoro 1 Property, but have not made any definite plans to do so as of the date of this filing.  Management is considering options on how to best go about exploring property.

Forward-Looking Statements

This report contains forward-looking statements.  Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities or future events or conditions.  These statements are based on current expectations, estimates and projections about our business based on current expectations, estimates, and projections about our business based, in part, on assumptions made by our management.  These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On August 30, 2010, we issued a press release, which is furnished herewith as Exhibit 99.2 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information under this item and Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.  This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Option Agreement, dated July 6, 2010
99.1	NI 43-1-1 Technical Report, dated September 4, 2009
99.2	Press release, dated August 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Energy Corp.

/s/ Tim DeHerrera
Tim DeHerrera
Chief Executive Officer and Director

Date:  August 31, 2010